Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-195200) of our report dated February 27, 2014 relating to the financial statements of Tower Semiconductor Ltd (the “Company”) appearing in the Report on Form 6-K of the Company for the month of March 2014 No.1 (filed with the Securities and Exchange Commission on March 3, 2014), and our report dated February 21, 2013 relating to the effectiveness of the Company’s internal control over financial reporting appearing in Amendment No.1 to the Annual Report on Form 20-F/A of the Company for the year ended December 31, 2012 (filed with the Securities and Exchange Commission on February 3, 2014) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
A member of Deloitte Touche Tohmatsu
April 25, 2014